UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 16, 2008

COURIER CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts
(State or other jurisdiction of incorporation or organization)

Commission File Number: 0-7597

IRS Employer Identification Number: 04-2502514
15 Wellman Avenue, North Chelmsford, MA	01863
(Address of principal executive offices)	(Zip Code)

(978) 251-6000
(Registrant’s telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On July 17, 2008, Courier Corporation issued a press release announcing its financial results for the third quarter ended June 28, 2008. The full text of the press release is furnished as Exhibit 99.1 hereto.

Item 2.06     Material Impairment.

On July 16, 2008, Courier Corporation concluded that a material charge to the goodwill and other intangible assets associated with its wholly-owned subsidiary Federal Marketing Corporation (d/b/a Creative Homeowner) (“Creative Homeowner”) was required under generally accepted accounting principles in the United States of America.  As a result of a precipitous decline in sales and profits at Creative Homeowner in the third quarter, due in large part to the continued downturn in the housing market and reduction in store traffic at home improvement centers and other large retail chain stores, the Company conducted an impairment test that indicated that the estimated fair value of Creative Homeowner’s goodwill and other intangibles assets were less than their respective carrying amounts.  The Company currently estimates that the pre-tax amount of the impairment charge will be approximately $23.9 million, none of which will result in future cash expenditures.  The Company expects to finalize the amount of the impairment charge during the fourth quarter of its fiscal year ending September 27, 2008.

Item 8.01     Other Events.

On July 17, 2008, Courier Corporation announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share on its Common Stock. The full text of the press release is furnished as Exhibit 99.2 hereto.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Press release of Courier Corporation dated July 17, 2008 announcing third-quarter financial results.

	99.2	Press release of Courier Corporation dated July 17, 2008 announcing declaration of cash dividend.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COURIER CORPORATION

		By:	/s/ Peter M. Folger
Peter M. Folger
Senior Vice President and
Chief Financial Officer
Date:	July 17, 2008

Exhibit Index

99.1	Press release of Courier Corporation dated July 17, 2008 announcing third-quarter financial results.

99.2	Press release of Courier Corporation dated July 17, 2008 announcing declaration of cash dividend.